[DELCATH LOGO]

                                                           FOR IMMEDIATE RELEASE

Contact:
Delcath Systems, Inc.                       Todd Fromer / Michael Cimini
M. S. Koly, Chief Executive Officer         KCSA Worldwide
203-323-8668                                (212) 896-1215 / (212) 896-1233
www.delcath.com                             tfromer@kcsa.com / mcimini@kcsa.com
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        Delcath Systems Receives NCI Institutional Review Board Approval

STAMFORD, Conn., February 7, 2006 -- Delcath Systems, Inc. (Nasdaq: DCTH), today announced the National Cancer Institute (NCI) Institutional Review Board (IRB) has approved the Company's pivotal Phase III clinical trial for the treatment of metastatic melanoma in the liver with melphalan, an approved anticancer agent.

With IRB approval, Delcath and the NCI will be able to initiate the recruitment of patients for its Phase III clinical trial immediately following the U.S. Food and Drug Administration (FDA) protocol approval. In May 2005, the FDA granted fast-track status for the company's Phase III clinical trial. By scheduling the Phase III trial to start after receiving the FDA's protocol approval, Delcath will maintain its eligibility for Special Protocol Assessment (SPA) status, a written agreement that allows Delcath to receive official FDA evaluation on its Phase III trials that form the basis of final FDA approval.

The Delcath system delivers high-dose chemotherapy directly to the liver via the hepatic artery. As blood exits the liver, special Delcath filters trap the chemotherapy, protecting the rest of the body from excessive toxicity. The procedure is repeatable and is less invasive than traditional surgical ways of performing isolated perfusion to effect dose-directed therapy of specific body organs or regions.

M.S. Koly, President and Chief Executive Officer of Delcath Systems, stated, "We are pleased with the decision of NCI's IRB to approve our Phase III study. This approval will help us quickly initiate the trial at the NCI once we receive final protocol approval from the FDA. Our plan is to receive the SPA prior to commencing our Phase III trial in order to take full advantage our FDA fast-track status.

"Delcath continues to enhance its strategic position leading up to its Phase III clinical trial. In addition to IRB approval, recently we increased our financial strength through exercise of outstanding warrants and completion of a $2.5 million private placement. We believe this additional capital solidifies our ability to execute our Phase III trial at multiple centers throughout the approval process."


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About Delcath Systems, Inc.

Delcath Systems is a developer of isolated perfusion technology for organ or region-specific delivery of therapeutic agents. The company's intellectual property portfolio currently consists of 12 patents on a worldwide basis, including the United States, Europe, Asia and Canada.

For more information, please visit the Company's website, www.delcath.com.

This release contains "forward-looking statements" based on current expectations but involving known and unknown risks and uncertainties. Actual results or achievements may be materially different from those expressed or implied. Delcath's plans and objectives are based on assumptions involving judgments with respect to future economic, competitive and market conditions, its ability to consummate, and the timing of, acquisitions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond its control. Therefore, there can be no assurance than any forward-looking statement will prove to be accurate.

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